Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer	Jaffoni & Collins Incorporated
Chief Financial Officer	(212) 835-8500 or FLYR@jcir.com
(303) 706-0778

NAVIGANT INTERNATIONAL (FLYRE) COMMON STOCK

DELISTED FROM THE NASDAQ STOCK MARKET

Denver, Colorado – July 12, 2005 – Navigant International, Inc. (Nasdaq: FLYRE), the second largest provider of corporate travel management services in the United States based on airline tickets sold, announced today that its common stock will be delisted from The Nasdaq National Market as of the opening of business July 13, 2005. At that time, Navigant expects that its common stock will be traded on the Pink Sheets under the symbol FLYR.

The Company received a notice of such delisting on July 12, based upon the Company’s failure to timely file its Form 10-K Report for the year ended December 26, 2004 and its Form 10-Q Report for the quarter ended March 27, 2005, as required by Nasdaq Marketplace Rule 4310(c)(14). Previously, Navigant had received an extension until June 17, 2005 for filing of these reports. The delisting notice followed Navigant’s filing with Nasdaq of a revised compliance plan requesting an additional extension of time for Navigant to regain compliance with Nasdaq Marketplace rules. Navigant is appealing the delisting decision to the Nasdaq Listing and Hearing Review Council. This appeal process does not stay the delisting. When Navigant is current in its SEC periodic reports, it plans to file for relisting on The Nasdaq National Market.

Navigant is in the process of completing its work on the financial statements for its fiscal 2004 year. As a result, Navigant has not filed its 10-K for fiscal 2004 and its Form 10-Q for the quarter ended March 27, 2005. Navigant reported the results of the fiscal year 2004 and the first quarter of fiscal 2005, subject to the effects of matters described below and the finalization of the fiscal 2004 financial statements. These matters include completion of the review of the allocation of purchase prices between goodwill and customer-related intangibles and other identifiable intangibles for businesses acquired from 1997 through 2004.

As previously announced, as a result of a review of Navigant’s allocation of purchase price between goodwill and customer-related intangibles and other identifiable intangibles for businesses Navigant acquired during 2001 through 2004 Navigant will reallocate some portion of the purchase prices for acquisitions during this time period from goodwill to specific, definite-

lived, identifiable assets. The reallocation will affect Navigant’s amortization expenses and result in non-cash charges for 2001, 2002, 2003, and 2004.

Navigant is also reviewing the allocation of purchase prices between goodwill and customer-related intangibles and other identifiable intangibles for businesses Navigant acquired from 1997 through 2000. As a result of the review, Navigant might reallocate some portion of the purchase prices of acquisitions during this time period from goodwill to specific, definite-lived, identifiable assets. If such a reallocation is made and any significant changes in non-cash amortization charges for these intangible assets results from the reallocation, the Company would reflect these changes in the restatement of financial statements as described above, in addition to the changes for acquisitions from 2001 through 2004.

The above information regarding adjustments is preliminary, and the related financial statements are not finalized. As such, additional changes or adjustments could arise. Navigant remains determined to file its 2004 Form 10-K as promptly as possible and will file the 10-Q promptly thereafter.

About Navigant International, Inc.

Denver-based Navigant International, Inc., doing business as TQ3NAVIGANT, is the second largest corporate travel management business services provider in North America, based on airline tickets sold, serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. The Company currently employs more than 5,100 Associates and has operations in 1,000 locations in 20 countries and U.S. territories.

This news release contains forward-looking statements, including statements about the Company’s financial results, high leverage of debt to equity, transaction volumes, growth strategies and opportunities, the integration of prior or potential future acquisitions, relisting of the Company’s stock on the Nasdaq National Market and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, completion of the company financial statements for 2004, any related restatements of financial statements, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war or general economic downturn, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, failure of technology on which we rely, other risks described in the Company’s annual report on Form 10-K for the year ended December 28, 2003, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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